EXHIBIT 5.5

PATTERSON

ADAMS

Barristers & Solicitors

John D. Patterson
(Deceased)
David Adams
Les Jamieson*

Associate Counsel:
Jack Angus
Craig Beveridge*

402 - 707 Fort St.
Victoria, BC
Canada

Mailing Address:
PO Box 1231
Victoria, BC
Canada
V8W 2T6

Phone:
(250) 360-2991

Fax:
(250) 360-2979

*Denotes Personal Law Corporation

March 5, 2010

Morgan Stanley & Co. Incorporated	Cahill Gordon & Reindel LLP
UBS Securities LLC	Eighty Pine Street
Goldman, Sachs & Co.	New York, New York 10005-1702
Credit Suisse Securities (USA) LLC	USA
RBC Capital Markets Corporation
Barclays Capital Inc.	Blake, Cassels & Graydon LLP
Scotia Capital (USA) Inc.	3500, 855 - 2nd Street SW
Nataxis Bleichroeder LLC	Calgary, Alberta T2P 4J8
Daiwa Securities America Inc.	Canada
U.S. Bancorp Investments, Inc.
BNP Paribas Securities Corp.	The Bank of New York Mellon
Citigroup Global Markets Inc.	101 Barclay Street, 4E
c/o Morgan Stanley & Co. Incorporated	New York, New York 10286
1585 Broadway	USA
New York, New York 10036

Dear Sir/Mesdames:

Re:                               Purchase Agreement (the “Purchase Agreement”) dated as of February 26, 2010, among Niska Gas Storage US, LLC (“Niska US”), Niska Gas Storage US Finance Corp. (“US Finco” and together with Niska US, the “US Issuers”), Niska Gas Storage Canada ULC (“Niska Canada”), Niska Gas Storage Canada Finance Corp. (“Canadian Finco” and together with Niska Canada, the “Canadian Issuers” and the US Issuers and Canadian Issuers together the “Issuers”) and Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, RBC Capital Markets Corporation, UBS Securities LLC, Barclays Capital Inc., Scotia Capital (USA) Inc. and Nataxis Bleichroeder LLC (together, the “Purchasers”) of US $800 million aggregate of units (the “Units”), each Unit consisting of US $218.75 principal amount of the 8.875% Senior Notes due 2018 of the US Issuers (the “US Notes”) and US $781.25 principal amount of the 8.875% Senior Notes due 2018 of the Canadian Issuers (the “Canadian Notes”)

Introduction

This opinion letter is furnished to you pursuant to Section 8(c) of the Purchase Agreement.  Unless otherwise indicated herein, capitalized terms used herein have the meanings assigned to such terms in the Purchase Agreement.

We have acted as British Columbia counsel to:

(a)                                 Niska US;

(b)                                 US Finco;

(c)                                  Niska Canada;

(d)                                 Canadian Finco;

(e)                                  AECO Gas Storage Partnership, an Alberta general partnership (“AECO”);

(f)                                    Niska GP Alberta ULC, an Alberta unlimited liability corporation (“Niska GP Alberta”);

(g)                                 EnerStream Agency Services Inc., an Ontario corporation (“EnerStream”);

(h)                                 Access Gas Services Inc., a British Columbia corporation, (“BC Access Gas”);

(i)                                     Access Gas Services (Alberta) Inc., an Alberta corporation (“AB Access Gas”); and

(j)                                     Access Gas Services (Ontario) Inc., an Ontario corporation (“ON Access Gas”),

in connection with the Purchase Agreement and the other Transaction Documents (as defined below).  Collectively, Niska Canada, Canadian Finco, AECO, Niska GP Alberta, EnerStream, BC Access Gas, AB Access Gas and ON Access Gas are referred to herein as the “Niska-Canada Group Entities”.  Collectively, the Niska-Canada Group Entities and the US Issuers are referred to herein as the “Transaction Parties”.

Collectively, Canadian Finco, AB Access Gas, ON Access Gas, EnerStream, ON Access Gas, Niska Canada and Niska GP Alberta are referred to herein as the “Corporate Transaction Entities”.

Scope of Review

For the purposes of this opinion letter, we have examined executed copies of the following documents, each dated March 5, 2010, except as otherwise set forth below:

1.                                       the Offering Memorandum of the Issuers dated February 26, 2010 (the “Offering Memorandum”) and the Canadian Offering Memorandum of the Issuers dated February 26, 2010 (the “Canadian Offering Memorandum”, and together with the Offering Memorandum, the “Offering Documents”);

2.                                       the U.S.$800 million aggregate principal amount of Units issued March 5, 2010 pursuant to the terms of the Indenture (as defined below) and purchased by the Representatives pursuant to the Purchase Agreement;

3.                                       the Purchase Agreement;

4.                                       the Registration Rights Agreement dated as of March 5, 2010 among the US Issuers, the Canadian Issuers, the Guarantors and the Representatives (the “Registration Rights Agreement”);

5.                                       the Indenture dated as of March 5, 2010 among the US Issuers, the Canadian Issuers, the Guarantors and the Trustee (the “Indenture”); and

6.                                       a notation of guarantee dated as of March 5, 2010 executed by the Guarantors (the “Notation of Guarantee”), endorsed on the Canadian Notes and the US Notes.

The Canadian Notes and the documents referred to in paragraphs 3 to 6 are referred to collectively as the “Transaction Documents” and individually as a “Transaction Document”.

We have also examined for the purposes of this opinion letter the following, a copy of each of which has been provided to you, and we have relied on the same as to various matters of fact expressed therein for purposes of the opinions expressed below (the “Constating Documents”):

7.                                       A Certificate of Good Standing dated March 4, 2010, in respect of BC Access Gas issued pursuant to the Business Corporations Act (British Columbia) (the “Certificate of Good Standing”);

8.                                       a certificate of an authorized officer of each of the Corporate Transaction Parties (including a certificate of the managing partner of AECO), dated as of the date hereof, containing, among other things, a certified copy of the articles and by-laws of each such Corporate Transaction Party and a certified copy of a resolution of the directors of each such and

9.                                       a certified copy of the partnership agreement dated March 5, 2010 (the “Partnership Agreement”) between Niska Gas Storage Canada and Niska GP Alberta and a resolution of the partners of AECO, in each case relating to the Transaction Documents to which AECO is a party (the “Corporate Certificates”).

We have also made such investigations, examined such certificates of public authorities, corporate and partnership records and other documents certified or otherwise identified to our satisfaction, and considered such questions of law as we have considered necessary to provide the opinions expressed herein.

In rendering the opinions expressed in paragraph 1 below under “Opinions” we have relied solely on the Certificate of Good Standing and the other constating documents of BC Access Gas.

Assumptions

In providing the opinions expressed herein, we have assumed:

(a)                                  the genuineness of all signatures on all documents submitted to us as originals and on the originals of all documents submitted to us as copies;

(b)                                 the authenticity of all documents submitted to us as originals and the originals of all documents submitted to us as copies;

(c)                                  the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile, PDF or photostatic copies of original documents;

(d)                                 except to the extent that they are otherwise the subject of an opinion herein, the due authorization, execution and delivery of all Transaction Documents by each party thereto and the legal existence, power and capacity of each such party, and the legal capacity of all individuals;

(e)                                  each Transaction Document constitutes a legal, valid and binding obligation of each party thereto, enforceable against it in accordance with its terms;

(f)                                    the indices and filing systems maintained at public offices that we have searched were accurate and complete on the dates of our searches;

(g)                                 no order, ruling or decision of any court or regulatory or administrative body is in effect at any material time that restricts any trades in securities of the Issuers or that affects any person or company (including the Issuers, the Representatives or their affiliates) that engages in such a trade;

(h)                                 that each of the Representatives is an “accredited investor” (as that term is defined in National Instrument 45-106 — Prospectus and Registration Exemptions (“NI 45-106”)) and is purchasing the Units as principal;

(i)                                     that the representations of each Canadian purchaser of Units deemed to have been given by such purchaser in favour of the Issuers, the Representatives and each dealer participating in the offering and resale of the Units, as set out in the Offering Documents, are true and correct in all respects and that each Canadian purchaser of Units who resides in British Columbia is an “accredited investor” (as that term is defined in NI 45-106) and is purchasing the Units as principal;

(j)                                     that the Representatives have complied with their covenants set out in the Purchase Agreement;

(k)                                  the Offering Documents were delivered to each purchaser who is resident in British Columbia before the time when such purchaser agreed to purchase the Units;

(l)                                     each Representative or its affiliates involved in any trade of the Units in British Columbia is duly registered or permitted to rely on an exemption from registration under British Columbia Securities Laws (as defined herein)  and has complied with British Columbia Securities Laws in connection with the offering for sale of the Units to the purchasers and to prospective purchasers;

(m)                               each Canadian purchaser who resides in British Columbia and who has requested that the certificates representing any of the Units be registered in the name of and/or delivered to a person with an address in another jurisdiction have done so only for safekeeping of such certificates, which does not constitute or create a connection with such other jurisdiction sufficient to render the securities laws of such other jurisdiction in any manner applicable to the sale of Units to such Canadian purchaser;

(n)                                 other than as disclosed in the Offering Documents, each of the Issuers is not a “related issuer” or “connected issuer” (as those terms are defined in National Instrument 33-105 - Underwriting Conflicts) of, and has no material indebtedness to, any registrant involved in any trade of the Units, or any related issuer of any such registrant; and

(o)                                 no “material change” within the meaning of each of the Securities Act (British Columbia), and no change in the terms and conditions of the offering of Units as set out in the Offering

Documents, in either case requiring an amendment to the Offering Documents, has occurred since the date of the Offering Document.

Applicable Law

We are solicitors qualified to carry on the practice of law in British Columbia and we express no opinions as to any laws, or any matters governed by any laws, other than the laws of British Columbia and the federal laws of Canada applicable in British Columbia (collectively, “BC Law”) in effect at the date hereof.

For the purposes of this opinion letter, the term “British Columbia Securities Laws” means the Securities Act (British Columbia) and the published rules, regulations and orders and forms prescribed thereunder with all applicable policy statements, multilateral or national instruments and blanket orders and rulings issued or adopted by the British Columbia Securities Commission.

Opinions

Based upon and subject to the foregoing and subject to the assumptions and qualifications hereinafter set forth, we are of the opinion that:

Corporate Status

1.                                       BC Access Gas is a valid and subsisting corporation under the laws of British Columbia and is in good standing with the office of the Registrar of Companies in respect of the filing of annual reports.

Capacity

2.                                       BC Access Gas has the corporate power and capacity to own or lease its property and to conduct its business.

3.                                       BC Access Gas has the corporate power and capacity to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

Authorization and Execution

4.                                       The execution and, to the extent governed by BC Law, delivery by BC Access Gas of each of the Transaction Documents to which it is a party and the performance by it of its obligations thereunder have been duly authorized by all necessary corporate action on the part of BC Access Gas, and each such Transaction Document has been duly executed and, to the extent governed by BC Law, delivered by BC Access Gas.

Ownership of Securities

5.                                       Niska Canada, in its capacity as managing partner of AECO, is the registered holder of 100 Common Shares of BC Access Gas (the “BC Access Gas Securities”).  The BC Access Gas Securities have been duly authorized and validly issued in accordance with the notice of articles and articles of BC Access Gas Securities, and are fully paid and non-assessable shares of BC Access Gas Securities and are the only outstanding shares of BC Access Gas.

Approvals

6.                                       No authorization, consent, license, approval or order from or filing with any court, government or governmental or regulatory agency, body or other authority having jurisdiction in British Columbia is required for the execution or delivery by a Niska-Canada Group Entity of the Transaction Documents or the Offering Documents to which such Niska-Canada Group Entity is a party, or the performance by such Niska-Canada Group Entity of its obligations thereunder, including the issuance and sale of the Canadian Notes, other than the filing by or on behalf of the Issuers within the prescribed time period in connection with an exempt distribution of the Units of a report of exempt distribution on Form 45-106F1 prepared and executed in accordance with British Columbia Securities Law, if required, together with the requisite filing fees, if any.

Compliance with Law

7.                                       The execution and, to the extent governed by BC Law, delivery by BC Access Gas, of each of the Transaction Documents to which it is a party and the performance by BC Access Gas of its obligations thereunder do not breach, contravene or conflict with or result in a default under:

(a)                                  any provisions of BC Access Gas’s notice of articles or articles or any unanimous shareholder resolution relating to it; or

(b)                                 BC Law.

Securities Law Matters

8.                                       The:

(c)                                  offering, issue, sale and delivery of the Units by the Issuers to the Representatives; and

(d)                                 offering and resale by the Representatives of the Units in accordance with the provisions of the Purchase Agreement and the Offering Documents to purchasers in British Columbia, are exempt from the prospectus and registration requirements of British Columbia Securities Laws and no other documents are required to be filed, proceedings taken or approvals, permits, consents or authorizations of regulatory authorities required to be made, taken or obtained under British Columbia Securities Laws to permit such offering, issuance, sale and delivery by the Issuers or by or through persons permitted to sell the Units under such laws, other than the filing by or on behalf of the Issuers within the prescribed time period, of a report of exempt distribution on Form 45-106F1 prepared and executed in accordance with British Columbia Securities Laws, if required, together with the requisite filing fees, if any.

9.                                       The first trade in the Units or the US Notes or the Canadian Notes by holders in British Columbia after the initial resale by the Representatives will other than a trade which is otherwise exempt from the requirements of British Columbia Securities Laws will be a distribution and subject to the prospectus requirements of such laws unless:

(a)                                  such trade is not a “control distribution” within the meaning of National Instrument 45-102 - Resale of Securities (“NI 45-102”);

(b)                                 each of the Issuers of the securities is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade;

(c)                                  at least four months have elapsed from the “distribution date” (as that term is defined in NI 45-102) of issuance of the securities;

(d)                                 the certificates representing the securities are endorsed with the legend required by section 2.5(2)3(ii) of NI 45-102;

(e)                                  no unusual effort is made to prepare the market or create a demand for the securities that are the subject of the trade;

(f)                                    no extraordinary commission or consideration is paid to a person or a company in respect of the trade; and

(g)                                 if the selling security holder is an insider or officer of the relevant Issuer, the selling security holder has no reasonable grounds to believe that such Issuer is in default of securities legislation.

Qualifications

The foregoing opinions are subject to the following qualifications:

(a)                                  We have not assisted in the preparation of the Offering Documents and accordingly no opinion is expressed as to the accuracy or completeness of the Offering Documents.

(b)                                 No opinion is expressed with reference to compliance with the Personal Information Protection and Electronic Documents Act (Canada), the Freedom of Information and Protection of Privacy Act (British Columbia) or any privacy laws of any other jurisdiction; and

(c)                                  We express no opinion with respect to any insider or other similar report which may be required to be filed under applicable Canadian securities laws by the Purchasers or any subsequent purchaser of the Units.

The opinions expressed herein are given as at the date hereof and are based upon, and subject to, legislation and regulation in effect as of the date hereof and the facts of which we are aware as of the date hereof.  We specifically disclaim any obligation, and make no undertaking to supplement our opinions herein, as changes in the law occur and facts come to our attention that could affect such opinions, or otherwise advise any person of any change in law or fact which may come to our attention after the date hereof.

This opinion is for the sole benefit of the addressees hereof and their successors and assigns, which from time to time become Holders under and in accordance with the Indenture, and may not be relied upon by any other party or in respect of any other transaction without our express written consent, provided however The Bank of New York Mellon may only rely upon Opinions 1-7.

Yours truly,

PATTERSON ADAMS

Per:

L.B. Jamieson

enclosures